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                                     REEBOK
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                 AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2004

1.       PURPOSE AND SCOPE OF SERP; EFFECTIVE DATE.

         The purpose of this Supplemental Executive Retirement Plan ("SERP") is to reward certain key executive employees of Reebok International Ltd. and its subsidiaries through supplemental retirement payments

         This SERP was originally established on February 15, 1998 and is amended and restated in its entirety effective January 1, 2004. Effective as of January 1, 2004, this SERP is incorporated by reference into and made a part of the Reebok Executive Deferred Compensation Plan (the "Plan"), and all of the terms and conditions of Plan govern the SERP. To the extent of any inconsistency between this SERP and the Plan, the terms of the Plan will govern.

2.       DEFINITIONS.

         All of the definitions contained in the Plan shall apply to the SERP. In addition, as used herein, the following terms shall have the meanings specified below, unless a different meaning is clearly indicated by the context.

         2.1 "Final Average Total Compensation" means the average of the SERP Participant's Total Compensation for the three calendar years out of the ten consecutive calendar years immediately prior to the year in which the SERP Participant retires, in which the SERP Participant had the highest Total Compensation.

         2.2 "Full Years of Continuous Service" will be based on full years and completed months of continuous service as determined by the Committee in its sole discretion.

         2.3 "SERP Participant" means a key executive of the Company selected by the Committee to participate in the SERP.

         2.4 "Total Compensation" means, for any calendar year, the SERP Participant's base compensation and annual incentive bonus payments earned from the Company for such calendar year, plus any amount that would have been paid to the SERP Participant by the Company as base compensation or incentive bonus but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986 as amended.

3. NORMAL RETIREMENT BENEFIT. Each SERP Participant who attains age 60 while an Employee of the Company may retire on the first day of any month thereafter ("SERP Normal Retirement Date") and receive an annual normal retirement benefit calculated as of his or her SERP Normal Retirement Date equal to twenty-five percent (25%) of his or her Final Average Total Compensation (as hereinafter defined) multiplied by a fraction the numerator of which is his or her

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         Full Years of Continuous Service (hereinafter defined) (which in no event shall exceed 15) at the time of his or her retirement and the denominator of which is 15.

4. EARLY RETIREMENT BENEFIT. Each SERP Participant who attains age 55 while an Employee of the Employer and who has completed five Full Years of Continuous Service may retire on the first day of any month thereafter ("SERP Early Retirement Date") and receive an annual early retirement benefit calculated as of his or her SERP Early Retirement Date in the same manner as described in Section 3, but reduced by an amount equal to .41666% multiplied by the aggregate number of months between the date his or her SERP benefit commences and the date he or she attains age 60.

5. VESTED BENEFIT. Each Participant who has completed at least 10 Full Years of Continuous Service and who terminates employment prior to his or her SERP Early Retirement Date will be entitled to receive an annual vested benefit, commencing on the first day of any month after he or she attains age 55, calculated as of his or her termination of employment date in the same manner as described in Section 3, but reduced by an amount equal to .41666% multiplied by the aggregate number of months between the date his or her benefit commences and the date he or she attains age 60.

6. FORFEITURE OF BENEFIT. Notwithstanding any of provision of this SERP, a SERP Participant shall cease participation in the SERP and such Participant (and his or her spouse) shall forfeit his or her entire benefits under the SERP upon the occurrence of any of the following events:

         6.1 The Participant voluntarily terminates his or her employment with the Company prior to attaining age 65 and following his or her termination of employment with the Company, but prior to attaining age 65, the Participant provides services as an employee, consultant, or otherwise for any person or entity other than the Company for remuneration ("Outside Services"). For purposes of this clause, the determination of what constitutes Outside Services shall be made by the Company, in its sole judgment and discretion, taking into account whatever factors the Company deems necessary or appropriate; PROVIDED, that Participant shall not be deemed to be providing Outside Services, if Participant is engaged in teaching, government or public service or service as a corporate director or if the Participant is employed for less than twenty-five hours per week as an employee for a non-profit company or as a consultant. Notwithstanding the foregoing, if all of the following conditions are satisfied, then this provision relating to the forfeiture of benefits shall not apply: (1) of a Participant has entered into a Change in Control Agreement with the Company, (2) such Participant voluntarily terminates employment following a Change in Control (as defined in such agreement), and (3) such termination results in the payment of benefits under the Change of Control Agreement.

         6.2 The SERP Participant's employment with the Company is terminated by the Company for "cause", as determined by the Company in its reasonable judgment and discretion.

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         6.3 At any time the SERP Participant, directly or indirectly, owns, manages, operates, controls, is employed by or acts as an officer, director, director or consultant for, any footwear or apparel company (a "Competitive Activity") unless the Company consents in advance in writing to such Competitive Activity.

7. ANNUAL CERTIFICATIONS BY SERP PARTICIPANTS. In order to administer the restrictions set forth above, each SERP Participant who is no longer employed by the Company shall be required to certify to the Company on annual basis (1) if the SERP Participant voluntarily terminated his/her employment, that the Participant is not providing Outside Services and
         (2) that the SERP Participant is not engaged in any Competitive Activity. The SERP Participant shall also provide the Company with such additional information regarding his/her activities as the Company may request in order to confirm compliance with the restrictions set forth above.

8.       PAYMENTS OF BENEFITS.

         8.1 Subject to Section 8.2, the annual benefit payable to a Participant under Sections 3, 4 or 5 will be paid to the Participant in equal monthly installments on the first day of each month during the Participant's lifetime, and, following the Participant's death, one-half of such annual benefit shall be paid in the same manner to the SERP Participant's surviving spouse, if any, during the spouse's lifetime (but in no event shall payment to the spouse continue for more than 30 years following such date).

         8.2 One year following the expiration of the date on which the SERP Participant's benefit is no longer subject to forfeiture as provided under Section 6, the Participant shall receive in complete payment of all SERP benefits under the SERP, a single lump sum payment that is the actuarial equivalent of the SERP Participant's then remaining joint and survivor annuity benefit (including any spousal benefit). For purposes of calculating the lump sum payment, actuarial present value will be determined by applying the 1983 Group Annuity Mortality table, with rates blended 50% male and 50% female, and a 10-year Treasury bill rate; provided that the Committee may in its sole discretion change such actuarial assumptions provided that advance notice of any such change is provided to SERP Participants.

         8.3 A SERP Participant may elect to defer receipt of the lump sum benefit and continue to receive annuity payments under Section 8.1 for additional periods of two years, provided that the SERP Participant elects such deferral in writing on a form prescribed by the Administrator at least fourteen (14) months prior to the date on which the lump sum benefit is scheduled to be paid. Once made, any such election is irrevocable. The deferred lump sum benefit shall be the actuarial equivalent of the SERP Participant's then remaining joint and survivor annuity benefit, determined at the date of payment based on the actuarial assumptions set forth above.

9. PRE-RETIREMENT DEATH BENEFIT. In the case of a Participant who dies after attaining the age or service requirements described in 3, 4 or 5, but prior to the commencement of his or her benefits under Section 8 above, his or her surviving spouse, if any, will be entitled to receive the following death benefit. Such death

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         benefit shall be equal to one-half of the amount of benefit the SERP
         Participant would have received if he or she had commenced receiving benefits under Section 8.1 immediately prior to the later of (x) the date of the Participant's death and (y) the date the SERP Participant would have attained age 55.

         IN WITNESS WHEREOF, Reebok International Ltd. has caused this SERP to be executed by its officer hereunto duly authorized this 11th day of February, 2004.

                                REEBOK INTERNATIONAL LTD.

                                      /s/  David A. Pace
                                By: ________________________________





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